OSG                                                                                                                      News Release

Overseas Shipholding Group, Inc.

For Immediate Release

OVERSEAS SHIPHOLDING GROUP
REPORTS RECORD RESULTS FOR 2004 WITH THREE FOLD INCREASE
IN NET INCOME TO $401 MILLION

New York, February 24, 2005 --- Overseas Shipholding Group, Inc. (NYSE: OSG) reported net income for 2004 of $401,236,000, or $10.26 per share, the highest net income in the Company's history, compared with net income of $121,309,000, or $3.49 per share, for the prior year. Net income for 2004 and the quarter ended December 31, 2004 reflects a $77,423,000 reduction in deferred tax liabilities. TCE revenue in 2004 was $789,581,000 and EBITDA was $655,248,000 compared with TCE revenue of $431,136,000 and EBITDA of $320,287,000 in 2003. See Appendix 6 for additional information.

Net income for the quarter ended December 31, 2004, was $211,123,000, or $5.36 per share, ten times higher than net income of $21,198,000, or $0.61 per share, for the quarter ended December 31, 2003. TCE revenue in the quarter ended December 31, 2004, was $275,650,000 and EBITDA was $239,843,000 compared with TCE revenue of $105,533,000 and EBITDA of $69,990,000 in the same period in 2003.

"OSG has achieved the highest annual and quarterly net income in the Company's history with $401 million and $211 million respectively," said Morten Arntzen, President and Chief Executive Officer. "In the past 12 months, four transforming events have strategically positioned OSG for future growth and enhanced returns. The first event was the enactment of the 2004 Jobs Creation Act, which places the Company on a level playing field with its offshore competitors by indefinitely deferring taxation on foreign shipping income. Secondly, OSG, in partnership with QGTC, committed approximately $1.0 billion to build four LNG vessels, which will carry LNG from Qatar to the U.K. under 25-year charters. Thirdly, the Company acquired Stelmar Shipping Ltd., adding 40 vessels to our 60 vessel fleet, making OSG the second largest publicly owned tanker company in the world and giving us a leading position in the product and Panamax trades. The fourth defining event was our recommitment to the U.S. Flag business."

Highlights

  OSG Benefits from the 2004 Jobs Creation Act.
  On October 22, 2004, President Bush signed into law the Jobs Creation Act of 2004. Beginning on January 1, 2005, the new tax law permits indefinite deferral of taxation on foreign shipping income until such income is repatriated to the U.S. Had the tax deferral on foreign shipping income been effective for 2004, the Company's provision for federal income taxes of $79.8 million for the year would have been essentially eliminated. In addition, the Company has reversed $77.4 million of net deferred tax liabilities, thereby taking this amount into income during the quarter ended December 31, 2004.
  OSG Enters the LNG Transportation Business.
  On November 8, 2004, OSG announced it had formed a joint venture to own and operate four 216,000 cbm LNG Carriers due to deliver in late 2007 and early 2008. The joint venture is owned 49.9% by a subsidiary of OSG and 50.1% by Qatar Gas Transport Company Limited (Nakilat) ("QGTC"). Upon delivery, the four vessels will commence 25-year charters to Qatar Liquified Gas Company Limited (II) ("QGII"), a joint venture between Qatar Petroleum (70%) and a subsidiary of ExxonMobil (30%). These four vessels are the largest LNG Carriers ever built. They are of highly efficient design with reliquification capability onboard and are powered by twin slow-speed diesel engines, eliminating the need to consume cargo as in older designs of LNG vessels.
  OSG Acquires Stelmar.
  On December 13, 2004, OSG announced the signing of a definitive merger agreement to acquire Stelmar Shipping Ltd. ("Stelmar"), a leading international provider of petroleum product and crude oil transportation services with one of the world's largest and most modern Handysize and Panamax tanker fleets. The transaction closed on January 20, 2005. Under the terms of the merger agreement, holders of Stelmar's common stock received $48.00 per share in cash for an aggregate consideration of approximately $844 million. Taking into account the assumption of Stelmar's outstanding debt, the total purchase price was approximately $1.35 billion. Stelmar's 40 vessel fleet consists of 24 Handysize, 13 Panamax and three Aframax tankers. Stelmar's fleet includes two chartered-in Aframax and nine chartered-in Handysize vessels. One hundred percent of the fully owned fleet is double hull. In addition, five of the chartered-in vessels are double hull and the balance are double sided. Stelmar, through its maintenance of a modern fleet and commitment to safety, has earned an excellent reputation for providing high-quality transportation services to major oil companies, oil traders and state-owned oil companies. Following the acquisition, OSG's fleet totaled 100 vessels.
  OSG Expands Marad Participation.
  In February 2005, the Company signed four agreements with the Maritime Administrator of the U.S. Department of Transportation pursuant to which, in October 2005, the Company will enter three U.S. Flag Product Carriers and one U.S. Flag Pure Car Carrier into the U.S. Maritime Security Program (the "Program") for ten-year terms. The Program ensures that militarily-useful U.S. Flag vessels are available to the U.S. Department of Defense in the event of war or national emergency. The Company intends to acquire three Foreign Flag Product Carriers that satisfy the requirements of the Program and reflag them to U.S. Flag. The Company's U.S. Flag Pure Car Carrier will continue in the Program through 2007, at which time the Company intends to substitute a modern U.S. Flag Car Carrier into the Program. Under the Program, the Company will receive approximately $2.6 million per year for each vessel through 2008, $2.9 million per year for each vessel from 2009 through 2011, and $3.1 million per year for each vessel from 2012 through 2016, subject in each case to annual Congressional appropriations.

Update on U.S. Department of Justice Investigation

On September 11, 2003, the Department of Transport of the Government of Canada commenced an action against the Company's Foreign Flag Product Carrier, the Uranus, charging the vessel with violations of regulations under the Canada Shipping Act with respect to alleged discrepancies in the vessel's oil record book during the period between December 2002 and March 2003. On January 22, 2004, the Department of Transport withdrew all pending charges related to the alleged discrepancies.

On October 1, 2003, the U.S. Department of Justice served a grand jury subpoena directed at the Uranus and the Company's handling of waste oils. The U.S. Department of Justice has subsequently served related subpoenas requesting documents concerning the Uranus and other vessels in the Company's fleet. Several witnesses have appeared before the grand jury. The Company has been cooperating with the investigation and in the fall of 2004 commenced negotiations with the U.S. Department of Justice to resolve the investigation. Such a resolution may involve an acknowledgment by the Company of its responsibility for alleged past record keeping violations of environmental regulations governing the handling of waste oils by some sea staff aboard the Uranus. In the fourth quarter of 2004, the Company made a provision (in the amount of $6.0 million) for anticipated fines, environmental compliance costs, contributions to environmental protection programs and other costs associated with a possible settlement of the investigation. Negotiations with the U.S. Department of Justice are continuing and while management of the Company believes that the total fines and the above referenced costs associated with a settlement of the investigation may range from $6.0 million to $10.0 million, there can be no assurance that a satisfactory settlement can be achieved or that the provision or the estimated range will be sufficient to cover such fines and costs.

During recent years, the Company has recognized heightened concerns in many jurisdictions over the improper disposal of waste oil from oceangoing vessels and has implemented a number of measures to assure that the Company's vessels comply with all applicable laws in this regard. Beginning in 2002, the Company developed and installed aboard all its vessels an "environmental tag" system that prevents the decoupling of waste lines to bypass pollution control equipment and improperly discharge waste oil at sea. The Company has also developed and begun installing equipment that will automatically monitor and record all data for engine room bilge water and waste oil control and that will prevent tampering with meters that limit waste oil content of discharges. The Company believes that it is the only major tanker corporation to install both an "environmental tag" system and monitors for its fleet. The Company has also substantially enhanced its training and procedures so as to ensure compliance with environmental regulations. It is the Company's policy to comply with all environmental regulations and it believes the actions it has taken are among the best practices in the industry to ensure the proper operation of its vessels.

Financial Profile

On January 13, 2004, OSG filed a shelf registration with the SEC permitting the Company to issue up to $500 million of common stock and debt securities and allowing certain selling shareholders to sell 1.6 million shares of common stock. On January 26, 2004, the Company sold 3.2 million shares of common stock generating net proceeds of $115 million. Simultaneously, existing shareholders sold 1.6 million shares on the same terms, bringing the total number of shares sold to 4.8 million. On February 19, 2004, the Company sold $150 million of senior unsecured notes. The notes carry a coupon of 7.5% and will mature in February 2024, a term of 20 years.

On July 23, 2004, OSG closed a seven-year, unsecured revolving credit facility of $100 million, and on November 30, the Company closed a seven-year, $155 million unsecured revolving credit facility. Commitments under an older, five-year facility, which will terminate in December 2006, were reduced from $350 million to $200 million in December 2004.

On January 20, 2005, OSG completed the $1.35 billion acquisition of Stelmar Shipping Ltd. using $675 million from cash and existing credit facilities and $675 million from a new $500 million unsecured revolving credit facility and a new $175 million facility secured by five of the Company's 2004-built Handysize Product Carriers. Upon completion of the Stelmar acquisition, OSG refinanced Stelmar's secured debt of $514 million. As a result of such refinancing, 24 vessels with a market value in excess of $1 billion were added to the Company's unencumbered assets.

With shareholders' equity of $1.4 billion as of December 31, 2004 and more than $700 million of liquidity, including undrawn bank facilities, after giving pro forma effect to the acquisition of Stelmar and the proceeds from the sale of five Product Carriers in January 2005, the Company believes its financial flexibility and strength distinguish OSG from most of its competitors.

Late in 2004, OSG set up a derivatives trading desk which will allow the Company to complement its large presence in the physical tanker market with a presence in the growing paper market.

Sarbanes Oxley Update

As required by the Sarbanes Oxley Act of 2002, management performed an assessment of the effectiveness of the Company's internal controls over financial reporting as of December 31, 2004. Management determined that such internal controls over financial reporting were effective as of December 31, 2004. The Company's independent registered public accounting firm will issue two reports as of December 31, 2004, expressing unqualified opinions on: (1) the effectiveness of OSG's internal control over financial reporting, and (2) management's assessment of the effectiveness of internal controls over financial reporting.

Market Overview

The year 2004 was one of the best years in the history of the tanker industry with freight rates reaching levels not seen since the early 1970s primarily as a result of the increasing significance of China, India and other Asian countries as major oil consumers combined with strong import growth in North America. Sharply rising demand from Asia combined with the growing demand of the world's developed nations, strained oil production and tanker capacity, as evidenced by the record high crude oil prices and tanker freight rates recorded in 2004. OPEC came within 2 million barrels per day ("b/d") of fully utilizing its spare capacity, a large portion of which is located in Saudi Arabia. Current tanker markets are very tightly balanced as a consequence of the unprecedented levels of world oil demand and production, where even a slight change in any of the factors affecting supply or demand can cause sharp fluctuations in tanker freight rates. While rates were extremely volatile throughout the year, average rates across the year were the highest they have been in over 30 years.

VLCC Sector

During 2004, rates for VLCCs trading out of the Arabian Gulf averaged $92,900 per day, 94% higher than the average for 2003 and almost five times the average for 2002.

The global economic recovery, which began in 2003, gathered pace during 2004, because of strong growth in the U.S. and China. This acceleration in economic activity in the main oil-importing regions of the world helped spur a 3.3% increase in world oil demand over 2003 levels to 82.4 million b/d from 79.8 million b/d. The increase in demand, coupled with dislocations primarily affecting short haul availabilities, increased the world's dependence on long haul Middle East supplies. OPEC crude oil output increased by 1.9 million b/d to 28.7 million b/d in 2004, the highest level since 1979. One-third of this increase was due to progress in the recovery of Iraq's oil sector from the effects of the war in 2003. The reported number of VLCC liftings from the Arabian Gulf, by far the largest VLCC loading area, rose by 8.8% in 2004.

VLCC rates, which rose rapidly in the final quarter of 2003, continued their ascent in the first quarter of 2004, reaching a first quarter high of $112,400 per day. Besides very strong seasonal demand, rates were boosted by severe congestion in Turkey's Bosporus Straits, restricting the number of Suezmaxes available to compete for cargoes from West Africa and the Middle East thereby benefiting VLCCs. The seasonal reduction in global oil demand in the second quarter turned out to be much shorter than expected. This was partially driven by China, where there has been a tendency for demand to peak ahead of the cooling season, rather than heating season. Thus, second quarter global oil demand slipped only 1.2 million b/d from the first quarter, 43% less than the average decline of the prior three years. Average VLCC rates fell by just 14% from the first quarter compared with a 41% drop during the corresponding period in 2003.

In the third quarter, the strength of Asian oil demand was bolstered by a heat wave in Japan, as well as an explosion at one of its nuclear reactors, which caused several more nuclear power plants to be shut down, increasing Japan's dependency on oil-fired power generation. In the U.S. Gulf of Mexico, a particularly severe hurricane season resulted in a substantial portion of the region's offshore production being shut down, further increasing U.S. dependence on Middle Eastern crude. As a consequence, international oil markets tightened even more and forced crude prices to new highs, prompting OPEC to abandon its production quotas and make extra spot cargoes available during the third and fourth quarters. In the fourth quarter, world oil demand rose to an estimated record 84.2 million b/d, supporting the rise in VLCC rates to a 30-year high of $230,700 per day. Rates began to drop sharply from these levels in mid-December, triggered by both OPEC's announcement that it would reduce production by 1.0 million b/d beginning January 1, 2005 and a relatively mild start to winter. The onset of colder temperatures in mid-January, however, demonstrated the high volatility of current tanker markets as a renewed perception that markets were tightly balanced caused rates once again to turn higher.

The world VLCC fleet grew to 456 vessels (132.7 million dwt) at December 31, 2004 from 433 vessels (126.1 million dwt) at the start of 2004. VLCC newbuilding deliveries amounted to 29 vessels (8.9 million dwt) in 2004, a slowdown from 37 vessels (11.4 million dwt) in 2003; but, as a result of the strong earnings environment in 2004, scrap sales dropped to just three vessels (1.1 million dwt) in 2004 compared with 30 vessels (10.0 million dwt) in 2003.

Newbuilding orders totaled 43 vessels (13.0 million dwt) in 2004, a slowdown from the 51 vessels (15.5 million dwt) ordered in 2003. This reduction in orders was caused in part by a scarcity of newbuilding berths and longer delivery lead times stemming from high ordering in other bulk shipping sectors (most vessels ordered during 2004 were for delivery in late 2007 and 2008). Newbuilding prices that were 43% higher than year-ago levels also discouraged some owners from ordering new vessels. As of December 31, 2004, the VLCC orderbook totaled 88 vessels (26.8 million dwt), equivalent to 20.2%, based on deadweight tons, of the existing VLCC fleet.

Aframax Sector

During 2004, rates for Aframaxes operating in the Caribbean averaged $43,000 per day, 38% higher than the average for 2003 and 167% higher than the average for 2002. Aframax rates benefited from global economic growth and a rise in oil production from key Aframax loading regions. Non-OPEC oil production increased by 1.1 million b/d in 2004 compared with 2003, led by the Former Soviet Union ("FSU"). The FSU increased its oil output by 8.4% relative to 2003, a growth rate slightly below that of the previous two years, and seaborne oil exports by 13.3%, as progress was made on various pipeline and port expansion projects. Aframaxes carried 54% of seaborne FSU exports in 2004, unchanged from 2003.

In the Caribbean, Venezuelan output continued to recover from the general strike in December 2002. Average daily output was 10% higher in 2004 compared with 2003, but still 20% short of average 1998 to 2002 pre-strike levels.

Transit delays in the Bosporus, which tightened availability of Aframaxes in late 2003 and early 2004 with a positive effect on rates, were largely resolved by the second quarter, resulting in increased availability of suitable tonnage and an easing in rates. Aframax freight rates dropped from congestion-inflated highs of $75,000 per day in the first quarter, to an average of $26,400 per day in the second quarter. In the third quarter, the Russian Baltic Sea terminal of Primorsk was expanded and its feeder pipeline capacity increased, allowing larger amounts of oil to be exported. An anticipated early October increase in Russian crude export duties prompted some charterers to take cargoes earlier than initially planned. These events and generally improving employment opportunities boosted average rates to $30,400 per day in the third quarter.

Seasonally scheduled maintenance by U.S. refiners from late August through mid-September had a softening effect on Aframax rates. Conditions changed abruptly when a series of hurricanes struck the U.S. Southeast. Cargo operations in the U.S. Gulf were disrupted, infrastructure was damaged and a significant amount of production was shut down. Crude oil imports into the U.S. were increased in the fourth quarter to compensate for the lost production and, as a result, Aframax freight rates reached a high of $85,000 per day, rate levels never reached before.

The world Aframax fleet increased to 627 vessels (62.5 million dwt) as of December 31, 2004 from 601 vessels (59.2 million dwt) at December 31, 2003. Aframax deliveries fell to 51 vessels (5.5 million dwt) in 2004 from 76 vessels (8.2 million dwt) in 2003. Demolitions fell to 26 vessels (2.4 million dwt) in 2004 from 37 vessels (3.3 million dwt) in 2003. The contrast in demolition volumes between the Aframax and VLCC sectors reflects the greater impact of IMO regulations governing the phase out of single hull tonnage on the Aframax fleet.

Rising newbuilding prices slowed the pace of Aframax ordering to 66 vessels (7.3 million dwt), from record levels of 96 vessels (10.3 million dwt) in 2003. As ordering outweighed deliveries, the Aframax orderbook expanded to 172 vessels (18.7 million dwt) at December 31, 2004, equivalent to 30.0%, based on deadweight tons, of the existing Aframax fleet.

Market Outlook

The underlying factors which sent freight rates to much higher levels in 2004 will likely continue to have a positive influence in 2005. The pattern of volatility in freight rates experienced in 2004 is likely to continue in 2005 because of the closely balanced tanker markets. World economic growth is expected to moderate slightly from 2004, but remain strong. Global oil demand, according to the International Energy Agency, is forecasted to rise a further 1.7% in 2005 following the exceptionally large 3.3% increase in 2004. Developing economies in Asia are expected to be the primary growth engine. The total tanker fleet in 2005 is forecast to grow by 4.3% compared with 5.1% in 2004, as a sizable number of newbuilding deliveries will be partially offset by rising deletions, many of which are mandated under IMO phase out regulations.

OSG Fleet Profile

At February 20, 2005, OSG is the second largest publicly-listed tanker owner in the world as measured by number of vessels. OSG's fleet totals 100 vessels aggregating 13,393,092 dwt. Adjusted for OSG's participation interest in joint ventures and chartered-in vessels, the fleet totals 91.9 vessels aggregating 11,007,607 dwt.

As of January 31, 2005, the average ages of OSG's Aframax, Panamax and Handysize fleets were 6.8 years, 4.4 years and 9.7 years, respectively, compared with world fleet averages as of December 31, 2004 in these sectors of 10.2 years, 13.9 years and 13.8 years, respectively.

Appendix 1

Summary Consolidated Statements of Operations

	Three Months Ended		Year Ended
($000's except per share amounts)	December 31,		December 31,
	2004	2003	2004	2003
Time Charter Equivalent Revenues	$ 275,650	$ 105,533	$ 789,581	$ 431,136
Running Expenses (including time charter hire and depreciation)	85,028	51,681	273,808	200,361
General & Administrative	19,499	13,438	51,993	39,668
Total Ship Operating Expenses	104,527	65,119	325,801	240,029
Income from Vessel Operations (100% owned)	171,123	40,414	463,780	191,107
Equity in Income of Joint Ventures	26,577	9,391	45,599	33,965
Operating Income	197,700	49,805	509,379	225,072
Other Income/(Expense) (a) (b)	17,064	(2,781)	45,781	5,205
Income before Interest and Taxes	214,764	47,024	555,160	230,277
Interest Expense	18,963	17,082	74,146	62,124
Income before Taxes	195,801	29,942	481,014	168,153
Provision/(Credit) for Federal Income Taxes (c) (d)	(15,322)	8,744	79,778	46,844
Net Income	$ 211,123 =========	$ 21,198 ========	$ 401,236 =========	$ 121,309 ========
Basic Net Income Per Share	$ 5.36	$0.61	$ 10.26	$ 3.49
Diluted Net Income Per Share	$ 5.35	$0.60	$ 10.24	$ 3.47
Weighted Average Number of Shares (Basic)	39,387,000	34,956,000	39,113,000	34,725,000
Weighted Average Number of Shares (Diluted)	39,454,000	35,093,000	39,176,000	34,977,000
  Includes gains on vessel sales of $13,746,000 for the three months ended December 31, 2004 and $29,222,000 for the year ended December 31, 2004, and losses on vessel sales of $5,965,000 for the three months ended December 31, 2003 and $6,809,000 for the year ended December 31, 2003.
  Includes loss on securities transactions of $448,000 for the three months ended December 31, 2004, and gains on securities transactions of $2,187,000 for the three months ended December 31, 2003, $7,204,000 for the year ended December 31, 2004 and $5,683,000 for the year ended December 31, 2003.
  The provisions for income taxes for the three months and year ended December 31, 2004 reflect reductions of zero and $934,000, respectively, in the valuation allowance offset against the deferred tax asset resulting from the write-down of certain marketable securities compared with $382,000 and $2,706,000, respectively, for the equivalent periods in 2003.
  The three months and year ended December 31, 2004 reflect a $77,423,000 reduction in deferred tax liabilities recorded on enactment of the American Jobs Creation Act of 2004.

Appendix 2

Summary Consolidated Balance Sheets
($000)	December 31, 2004	December 31, 2003	*
Cash and Cash Equivalents	$ 479,181	$ 74,003
Other Current Assets	166,436	67,420
Capital Construction Fund	268,414	247,433
Vessels, including capital leases and vessel held for sale	1,456,365	1,364,773
Investments in Joint Ventures	227,701	183,831
Other Assets	82,701	63,226
Total Assets	$ 2,680,798 =========	$ 2,000,686 =========
Current Liabilities	$ 200,743	$ 101,671
Long-term Debt and Capital Leases	906,183	787,588
Other Liabilities	147,500	194,352
Shareholders' Equity	1,426,372	917,075
Total Liabilities and Shareholders' Equity	$ 2,680,798 =========	$ 2,000,686 =========

* The consolidated balance sheet for 2003 has been reclassified to conform to the 2004 presentation of certain items.

Appendix 3

Summary Consolidated Statements of Cash Flows

	Year Ended December 31,
($000)	2004	2003
Net cash provided by operating activities	$ 372,122	$223,200
Cash Flows from Investing Activities:
Proceeds from sales of marketable securities	--	34,674
Expenditures for vessels	(59,439)	(87,007)
Proceeds from disposal of vessels	99,082	151,143
Acquisitions of interests in joint ventures	(2,292)	(10,362)
Investments in and advances to joint ventures	(214,403)	(60,090)
Distributions from joint ventures	1,988	6,612
Purchases of other investments	(669)	(919)
Proceeds from dispositions of other investments	10,042	27,581
Other - net	(781)	(1,744)
Net cash provided by/(used in) investing activities	(166,472)	59,888
Cash Flows from Financing Activities:
Issuance of common stock, net of issuance costs	115,513	--
Issuance of debt, net of issuance costs	158,730	194,849
Payments on debt and obligations under capital leases	(49,026)	(435,164)
Cash dividends paid	(27,532)	(22,686)
Issuance of common stock upon exercise of stock options	3,716	20,259
Other - net	(1,873)	(3,287)
Net cash provided by/(used in) financing activities	199,528	(246,029)
Net increase in cash and cash equivalents	405,178	37,059
Cash and cash equivalents at beginning of year	74,003	36,944
Cash and cash equivalents at end of year	$479,181 =======	$ 74,003 ========

Appendix 4

Table shows time charter equivalent revenues per day and revenue days (defined as ship operating days less lay-up, repair and drydock days) for the Company's principal foreign flag segments for the fourth quarter and full year 2004 compared with the same periods of 2003:

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
VLCC
Average TCE Rate*	$109,600	$37,600	$75,400	$40,700
Number of Revenue Days	1,508	1,187	6,088	4,651

AFRAMAX
Average TCE Rate*	$57,600	$23,600	$38,800	$26,400
Number of Revenue Days	1,288	1,074	4,872	4,007

PRODUCT CARRIER
Average TCE Rate*	$19,900	$14,400	$18,400	$15,700
Number of Revenue Days	552	512	2,073	2,244

*Includes vessels operating on voyage charters and period charters and the effect of forward freight agreements.

Appendix 5

Equity in Income of Joint Venture Vessels

The following is a summary of the Company's interest in its foreign flag joint ventures. Revenue days are adjusted for OSG's percentage ownership in order to state the days on a basis comparable to that of wholly-owned vessels:

	Three Months Ended December 31,		Year Ended December 31,
($000)	2004	2003	2004	2003
VLCC
Equity in Income	$21,559	$5,803	$33,861	$23,444
Number of Revenue Days	208	299	450	1,241

AFRAMAX
Equity in Income	$ 1,956	$ 665	$ 4,626	$ 2,874
Number of Revenue days	44	46	181	181

During the first quarter of 2004, the Company concluded an agreement with a joint venture partner equally splitting the ownership of three pairs of sister vessels between the two partners, with OSG becoming the 100% owner of the VLCCs, Dundee, Sakura I and Tanabe. The results of these vessels are now included in the VLCC segment. In July 2004, a joint venture in which OSG has a 49.9% interest took delivery of four V Pluses. The results of these vessels are included in equity in income of joint venture vessels in the VLCC segment due to the similarity of the V Plus and VLCC trades.

Appendix 6

The following table presents per share amounts after tax, for the full year and fourth quarter results, for net income adjusted for the effects of vessel sales and securities transactions, including write-downs in the carrying value of certain securities pursuant to FAS115:

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Net Income	$5.36	0.61	$10.26	$3.49
(Gain)/Loss on Vessel Sales	(0.23)	0.11	(0.48)	0.13
(Gain)/Loss on Securities Transactions	0.01	(0.05)	(0.14)	(0.18)
	$5.14 ====	$0.67 ====	$ 9.64 ====	$3.44 ====

Note: Net income adjusted for the effect of vessel sales and securities transactions is presented to provide additional information with respect to the Company's ability to compare from period to period vessel operating revenues and expenses and general and administrative expenses without gains and losses from disposals of assets and investments. While net income adjusted for the effect of vessel sales and securities transactions is frequently used by management as a measure of the vessels operating performance in a particular period it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. Net income adjusted for the effect of vessel sales and securities transactions should not be considered an alternative to net income or other measurements prepared in accordance with accounting principles generally accepted in the United States.

Appendix 7

Reconciliation of net income, as reflected in the consolidated statements of operations, to EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Net income	$211,123	$21,198	$401,236	$121,309
Provision/(credit) for federal income taxes	(15,322)	8,744	79,778	46,844
Interest expense	18,963	17,082	74,146	62,124
Depreciation and amortization	25,079	22,966	100,088	90,010
EBITDA	$239,843 =======	$69,990 ======	$655,248 =======	$320,287 =======

Note: EBITDA represents operating earnings, which is before interest expense and income taxes, plus other income and depreciation and amortization expense. EBITDA should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is presented to provide additional information with respect to the Company's ability to satisfy debt service, capital expenditure and working capital requirements. While EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

Appendix 8

The following table presents information with respect to OSG's capital expenditures in 2004 and 2003:

	Year Ended December 31,
($000)	2004	2003
Expenditures for vessels	$ 59,439	$ 87,007
Acquisitions of interests in joint ventures	2,292	10,362
Investments in and advances to joint ventures	214,403	60,090
Payments for drydockings	22,354	5,971
	$ 298,488 =======	$ 163,430 =======

Appendix 9

Summary of the Company's foreign and domestic flag fleets as of December 31, 2004 and February 20, 2005 (reflecting the acquisition of Stelmar):

Tankers and Dry Bulk Vessels
	December 31, 2004		February 20, 2005
Vessel Type	Vessels	Dwt	Vessels	Dwt
Foreign Flag
V Pluses	4	1,766,694	4	1,766,694
VLCC	21	6,371,081	21	6,371,081
Suezmax	1	147,501	1	147,501
Aframax	17	1,778,370	20	2,082,240
Panamax Product Carrier	2	128,379	14	968,948
Handysize Product Carrier	4	159,555	28	1,204,028
Capesize Bulk Carrier	2	319,843	2	319,843
Foreign Flag Tanker and Dry Bulk Vessels	51	10,671,423	90	12,860,335
U.S. Flag
Crude Tanker	3	275,904	3	275,904
Handysize Product Carrier	4	188,810	4	188,810
Bulk Carrier	2	51,902	2	51,902
Pure Car Carrier	1	16,141	1	16,141
U.S. Flag Tanker and Dry Bulk Vessels	10	532,757	10	532,757
Foreign and U.S. Flag Tanker and Dry Bulk Vessels	61	11,204,180	100	13,393,092
Foreign Flag Newbuildings on Order
VLCC	1	305,177	1	305,177
Total Tanker and Dry Bulk Vessels, including Newbuildings	62 ====	11,509,357 ========	101 ====	13,698,269 ========

LNG Carriers	Vessels	Cbm	Vessels	Cbm
LNG Carriers on Order	4 ====	864,800 ========	4 ====	864,800 =======

The following chart summarizes the fleet and its tonnage, weighted to reflect the Company's ownership and participation interests in vessels as of December 31, 2004 and February 20, 2005:

	December 31, 2004			February 20, 2005
	Vessels	Dwt		Vessels	Dwt
Total Tankers and Dry Bulk Vessels	52.9	8,818,695		91.9	11,007,607
Total Tankers and Dry Bulk Vessels, including Newbuildings	53.3	8,940,766		92.3	11,129,678
LNG Carriers on Order	2.0	431,535	cbm	2.0	431,535	cbm

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The Company plans to host a conference call at 11:00 AM EST on Thursday, February 24, 2005 to discuss results for the quarter. All shareholders and other interested parties are invited to dial into the call, which may be accessed by calling (800) 322-0079 within the United States, and (973) 409-9258 for international calls. A recording of the call will be available for one week at (877) 519-4471, if dialed from within the U.S., and at (973) 341-3080 for international calls; the replay pin number is 5712911.

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This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker markets, changing oil trading patterns, prospects for certain strategic alliances, anticipated levels of newbuilding and scrapping, and the forecast of world economic activity and world oil demand. Factors, risks and uncertainties that could cause actual results to differ from expectations reflected in these forward-looking statements are described in the Company's Annual Report on Form 10-K.